PROCEPT BioRobotics Reports Third Quarter 2026 Financial Results and Reaffirms 2026 Financial Guidance

SAN JOSE, Calif., November 4, 2026 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended September 30, 2026.
“As we enter the fourth quarter, we remain focused on executing against our full-year revenue guidance and profitability plan,” said Larry Wood, Chief Executive Officer. “Further, we remain excited to present data from WATER IV, our randomized trial comparing Aquablation to radical prostatectomy in prostate cancer, on track for the first half of 2027. We see significant opportunity and a clear path to achieving durable growth and profitability ahead.”

Wood continued, “This quarter, we continued expanding our installed base and drove strong utilization in HYDROS® accounts. We delivered approximately 18% revenue growth and 22% U.S. procedure growth while accelerating our replacement cycle to transition AquaBeam systems to HYDROS.”

Third Quarter 2026 Financial Results
•Total revenue of $98.3 million for the third quarter of 2026, an increase of 18% compared to the prior year period in 2025
•U.S. procedures over 13,400 for the third quarter of 2026, an increase of approximately 22% compared to the prior year period
•Delivered 62 U.S. HYDROS systems, which included 20 replacement systems. U.S. average selling price was approximately $495,000 for new HYDROS systems
•U.S. handpieces sold as percent of U.S. procedures in the third quarter of 2026 was approximately 106%
•Third quarter of 2026 handpiece average selling price of approximately $3,570 increased 12% compared to the third quarter of 2025
•International revenue of $12.5 million for the third quarter of 2026, an increase of 32% compared to the prior year period
•Gross margin of 66% for the third quarter of 2026, compared to 65% in the prior year period.

Total revenue for the third quarter of 2026 was $98.3 million, an increase of 18% compared to the prior year period. The increase was driven by increased U.S. handpiece and system revenue and international revenue. U.S. revenue was $85.8 million, representing growth of 16% compared to the prior year period. U.S. handpiece and consumable revenue for the third quarter of 2026 was $53.9 million, an increase of 21% compared to the prior year period. U.S. system revenue for the third quarter of 2026 was $24.7 million, flat compared to the prior year period. International revenue was $12.5 million for the quarter, an increase of 32% compared to the prior year period.

Gross margin for the third quarter of 2026 was 66% compared to 65% in the prior year period.

Operating expenses in the third quarter of 2026 were $92.5 million, compared with $77.2 million in the prior year period. The increase in operating expenses reflects continued investment in our people, product development, clinical studies and sales and marketing programs.

Net loss was $26.5 million for the third quarter of 2026, compared to a loss of $21.4 million in the prior year period. Adjusted EBITDA* was a loss of $9.8 million for the third quarter of 2026, compared to a loss of $7.4 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of September 30, 2026, totaled approximately $221.4 million.

Full Year 2026 Financial Guidance
•The Company reiterates revenue for the full year 2026 to be in the range of $390 million to $410 million, which represents growth of 27% to 33% compared to the prior year period
•The Company reiterates U.S. procedure volume for the full year 2026 to be in the range of 54,000-56,000 which represents growth of 25% to 29% compared to the prior year period
•The Company reiterates gross margin for the full year 2026 to be approximately 65%
•The Company reiterates adjusted EBITDA* loss for the full year 2026 to be in the range of $35 million to $30 million

*Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).

Webcast and Conference Call Information

PROCEPT BioRobotics will host a conference call to discuss the third quarter 2026 financial results on Wednesday, November 4, 2026, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the links below:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/rdtftqik/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BIac4b002880274c7086f519f21b93cd1f

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS Robotic Systems. The HYDROS Robotic System is the only AI-powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with approximately 250 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.
The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.
Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2026, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, procedure growth, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 26, 2026, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.
Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Media Contact: Pooja Rao, media@procept-biorobotics.com
Investor Contact: Marissa Bych, ir@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$98,291	$83,327	$275,922	$231,671
Cost of sales	33,143	29,321	94,447	81,758
Gross profit	65,148	54,006	181,475	149,913
Operating expenses:
Research and development	20,011	18,187	61,578	52,221
Selling, general and administrative	72,513	59,011	207,269	170,510
Total operating expenses	92,524	77,198	268,847	222,731
Loss from operations	(27,376)	(23,192)	(87,372)	(72,818)
Interest expense	(856)	(919)	(2,516)	(2,692)
Interest and other income, net	1,658	2,734	4,866	9,905
Loss before income taxes	(26,574)	(21,377)	(85,022)	(65,605)
Provision for (benefit from) income taxes	(58)	34	(7)	122
Net loss	$(26,516)	$(21,411)	$(85,015)	$(65,727)
Net loss per share, basic and diluted	$(0.46)	$(0.38)	$(1.49)	$(1.19)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	57,326	55,727	56,971	55,366

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(26,516)	$(21,411)	$(85,015)	$(65,727)
Depreciation and amortization expense	2,539	1,619	6,264	4,681
Stock-based compensation expense	15,080	14,490	42,686	36,761
Interest (income) and interest expense, net	(925)	(2,093)	(3,209)	(6,913)
Adjusted EBITDA	$(9,822)	$(7,395)	$(39,274)	$(31,198)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2026 EBITDA Guidance
(Unaudited, in thousands)

	For the Year Ending December 31, 2026

	LOW	HIGH
Net loss	$(97,800)	$(92,800)
Depreciation and amortization expense	8,800	8,800
Stock-based compensation expense	58,200	58,200
Interest (income) and interest expense, net	(4,200)	(4,200)
Adjusted EBITDA	$(35,000)	$(30,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$218,369	$286,503
Accounts receivable, net	105,030	83,533
Inventory	81,410	70,694
Prepaid expenses and other current assets	9,381	9,648
Total current assets	414,190	450,378
Restricted cash, non-current	3,038	3,038
Property and equipment, net	30,165	30,399
Operating lease right-of-use assets, net	16,373	17,538
Intangible assets, net	502	709
Other assets	9,491	6,019
Total assets	$473,759	$508,081

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,721	$17,285
Accrued compensation	25,976	23,175
Deferred revenue	15,636	13,048
Operating leases, current	2,655	2,214
Other current liabilities	9,365	10,073
Total current liabilities	70,353	65,795
Long-term debt	51,767	51,615
Operating leases, non-current	22,570	24,654
Other non-current liabilities	161	147
Total liabilities	144,851	142,211

Stockholders’ equity:
Additional paid-in capital	1,055,475	1,007,390
Accumulated other comprehensive gain	5	37
Accumulated deficit	(726,572)	(641,557)
Total stockholders’ equity	328,908	365,870
Total liabilities and stockholders’ equity	$473,759	$508,081

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
U.S.
System sales and rentals	$24,689	$24,747	$77,141	$65,400
Handpieces and other consumables	53,861	44,411	145,247	125,668
Service	7,275	4,754	18,875	12,723
Total U.S. revenue	85,825	73,912	241,263	203,791
Outside of U.S.
System sales and rentals	4,503	3,391	11,756	10,179
Handpieces and other consumables	6,974	5,316	20,175	15,805
Service	989	708	2,728	1,896
Total outside of U.S. revenue	12,466	9,415	34,659	27,880
Total revenue	$98,291	$83,327	$275,922	$231,671

PROCEPT BioRobotics Corporation
QUARTERLY U.S. INSTALL BASE AND PROCEDURES
(Unaudited, in thousands)

	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26	FY 24	FY 25	FY 26
U.S. Install Base
Beginning install base	315	354	400	445	505	547	595	653	718	765	816		315	505
Systems placed	39	46	45	60	42	48	58	65	47	51	42		190	213
Ending install base	354	400	445	505	547	595	653	718	765	816	858	—	505	718

U.S Procedures (000)	6.1	7.0	7.4	7.2	9.3	10.8	11.0	12.2	12.2	13.1	13.4